Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Q4 and Full Year EPS Beat Wall Street Expectations, With Full Year EPS Up Year-Over-Year

Delivered FY25 diluted earnings per share of $10.20 up 8% year-over-year; adjusted diluted earnings per share1 of $10.62 up year-over-year and expects to be the only U.S. airline to grow adjusted EPS1 for FY25

Q4 diluted earnings per share of $3.19; adjusted diluted earnings per share1 of $3.10 — within initial guidance range of $3.00 to $3.50

Q4 revenue of $15.4 billion was the highest quarterly revenue in United history and highest quarterly unit revenue for 2025

Flew a record 181 million passengers and ranked #2 in on-time departures for the year, with the lowest seat cancellation rate in company history

United continues to win brand-loyal customers with new and updated aircraft and investments in infrastructure and technology

Eclipsed 5,000 peak daily flights in summer 2025 and grew faster than any other U.S. airline in 2025 while setting a fourth-quarter company record for Net Promoter Score, including United's highest-ever monthly NPS in November despite the government shutdown

CHICAGO, January 20, 2026 – United Airlines (UAL) today reported fourth-quarter and full-year 2025 financial results that exceeded Wall Street expectations and were within guidance. The airline's diluted earnings per share of $10.20 and adjusted diluted earnings per share1 of $10.62 for 2025 was up versus 2024.
The company delivered full-year pre-tax earnings of $4.3 billion, with a pre-tax margin of 7.3% and adjusted pre-tax earnings1 of $4.6 billion, with an adjusted pre-tax margin1 of 7.8%. Total operating revenue for the year grew 3.5% year-over-year to $59.1 billion — the highest in United history. The company generated $8.4 billion of operating cash flow and $2.7 billion in free cash flow1 in 2025, and expects to generate a similar level of free cash flow2 in 2026.
"Our results are built on winning more and more brand-loyal customers — it's clear they get the most value flying United," said CEO Scott Kirby. "This was the highest-revenue quarter in United's history and the highest quarterly RASM of the year providing strong revenue momentum that is continuing into 2026."
1 For additional information about the non-GAAP financial measures used in this press release, see "Non-GAAP Financial Information" below.
2 Free cash flow is a non-GAAP financial measure that is calculated as the sum of net cash from operating activities and net cash from investing activities, adjusted for the net change in short-term investments and the net change in restricted cash. Please see "Non-GAAP Financial Information" below for additional information regarding non-GAAP financial measurers used in the press release. We are not providing a target for or a reconciliation to operating cash flow, the most directly comparable GAAP measure, because we are unable to predict the excluded items noted above contained in the GAAP measure without unreasonable efforts, and therefore we also are not able to determine the probable significance of such items.

United Airlines Announces Fourth-Quarter and Full-Year 2025 Results
Customers continue to benefit from United's growing, reliable operation. United canceled flights at the lowest per-seat rate among U.S. network airlines in 2025 while flying the largest mainline schedule in the airline's history, carrying an average of more than 496,000 passengers daily. United's 303 daily widebody departures in 2025 were the most in its history. United Express logged 134 days without a single cancellation during 2025, and Connection Saver saved more than one million potential missed connections during the year, a 42% increase over 2024.
United delivered strong fourth-quarter results despite challenges such as the government shutdown, as brand-loyal customers chose the United experience. Compared to the year ago period, diverse revenue sources continued to grow: premium revenue was up 9% for the fourth quarter and 11% for the full year, loyalty revenue was up 10% for the fourth quarter and 9% for the full year, and revenue from Basic Economy grew 7% for the fourth quarter and 5% for the full year. Strong revenue momentum has continued into 2026. The week ending January 4th was the highest flown revenue week in United history, and the week ending January 11th was the highest ticketing week and the highest week for business sales in United history.
The government shutdown in November provided an opportunity to do the right thing by our customers and further build their trust. United offered all customers a full refund — even if their flights weren't canceled — and aggressively promoted that policy in customer communications including on a dedicated page on the corporate website, and within contact centers. Customers noticed: November was United's highest-ever monthly Net Promoter Score. Our customer-first policies, combined with the impact to bookings and costs, led to an approximately $250 million impact to pre-tax earnings in the quarter.
Fast and free for MileagePlus® members, Starlink Wi-Fi is now installed on nearly all of the dual-cabin United Express fleet, more than 300 aircraft, with completion expected later this month. Starlink installations have begun on mainline aircraft and are expected to accelerate rapidly during 2026.
In 2026 United plans to enhance the customer experience as it plans to take delivery of over 100 narrowbody aircraft and approximately 20 Boeing 787 aircraft – more widebody aircraft in a year than any U.S. passenger airline since 1988. United plans to use these new aircraft to profitably expand its network, including its industry-leading international routes and growing domestic network. The airline also plans on making significant airport upgrades at its Washington Dulles and Houston hubs.

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
Fourth-Quarter Financial Results
•Capacity up 6.5% compared to fourth-quarter 2024.
•Total operating revenue of $15.4 billion, up 4.8% compared to fourth-quarter 2024.
•Total Revenue Per Available Seat Mile (TRASM) down (1.6)% compared to fourth-quarter 2024.
•CASM down (0.3)%, and CASM-ex1 up 0.4%, compared to fourth-quarter 2024.
•Pre-tax earnings of $1.3 billion, with a pre-tax margin of 8.6%; adjusted pre-tax earnings1 of $1.3 billion, with an adjusted pre-tax margin1 of 8.5%.
•Impact from the government shutdown was approximately $250 million of pre-tax earnings in the fourth-quarter 2025.
•Net income of $1 billion; adjusted net income1 of $1 billion.
•Diluted earnings per share of $3.19; adjusted diluted earnings per share1 of $3.10.
•Average fuel price per gallon of $2.49.
•Repurchased $29 million of shares in the fourth quarter 2025.
Full-Year Financial Results
•Pre-tax earnings of $4.3 billion, with a pre-tax margin of 7.3%; adjusted pre-tax earnings1 of $4.6 billion, with an adjusted pre-tax margin1 of 7.8%.
•Net income of $3.4 billion; adjusted net income1 of $3.5 billion.
•Diluted earnings per share of $10.20; adjusted diluted earnings per share1 of $10.62.
•Ending available liquidity3 of $15.2 billion.
•Total debt, including finance lease obligations and other financial liabilities of $25 billion at year end.
•Net leverage4 of 2.2x.
•Generated $8.4 billion of operating cash flow.
•Generated $2.7 billion of free cash flow1.
•Repurchased $640 million of shares in full year 2025.
Key Highlights
•Operated the largest mainline schedule in company history in the fourth quarter and full year, carrying an average of over 496,000 passengers daily and averaging 303 widebody departures per day in 2025. United achieved its lowest seat cancel rate in history and had the lowest seat cancel rate of large network U.S. carriers.
3 Includes cash, cash equivalents, short-term investments and undrawn credit facilities.
4 Effective January 1, 2025, we define Adjusted EBITDAR, which is included in the calculation of net leverage on a trailing twelve month basis, to include an additional adjustment for the fixed portion of operating lease expense, instead of solely aircraft rent as was the case historically. For additional information about the non-GAAP financial measures used in this press release, including net leverage and Adjusted EBITDAR, see "Non-GAAP Financial Information" below.

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
•In 2025 United added 82 new aircraft and updated 119 aircraft to its Signature Interior, bringing the total to 68% of its narrowbody fleet. The NPS for United's Signature Interior is 10 points higher than on previous interiors.
•United continued to expand premium offerings throughout 2025, with a record-high 27.4 million premium seats across its fleet, accounting for 12% of all flown seats in 2025. The airline announced United Elevated, its newest interior for the Boeing 787-9, featuring new United Polaris Studio℠ suites that are 25% larger than United Polaris® with privacy doors, ottoman for companions, 27-inch screens, and exclusive food and beverage offerings to elevate premium air travel, expected to be available in 2026.
•Connection Saver saved more than one million potential missed connections in 2025, a 42% increase over 2024.
•United and its leaders were recognized with more than 70 awards in 2025 for its industry-leading performance in customer experience, innovation, company culture and employment, including being named to Forbes' 2026 list of America's Best Companies and Newsweek's America's Most Trustworthy Companies.
Customer Experience
•Achieved the highest fourth-quarter customer satisfaction score in United history as measured by Net Promoter Score, including its best November NPS ever, despite the government shutdown. For the full year, United achieved its highest NPS since 2022 among on-time passengers, including a seven-point increase in the check-in experience thanks to United's investments in the lobby experience, improved kiosks and the United mobile app.
•In May, announced United's Blue Sky collaboration with JetBlue, and launched the ability to book across both airlines with miles in October 2025, with the ability to book with money expected in early 2026.
•United announced its new MileagePlus Debit Rewards Card in November, offering additional ways to earn miles through spending and saving.
•Launched a collaboration with ride-share app Lyft in the fourth quarter, allowing MileagePlus members to earn up to four miles per dollar spent on eligible rides.
•During 2025, United enhanced its app with new features including a bag-tracking redesign, live activities on the day of travel, and additional connection information. By the fourth quarter, 85% of customers used the United app on their day of travel. More than half of customers who experienced a cancellation in the fourth quarter effectively resolved their issue using self-service and automated tools.
•During 2025 United opened its fourth United Club℠ location in Denver and the second Club Fly location in Houston. Additionally, United re-opened a 50% larger United Polaris lounge at Chicago O'Hare and opened a new dining room at Newark's Polaris Lounge for an improved premium international travel experience.

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
•United brought TSA PreCheck Touchless ID to Washington Dulles and Houston and expanded usage in San Francisco and Chicago O'Hare in the fourth quarter for a more efficient customer experience. More than 3.5 million customers used this expedited feature in 2025.
•United upgraded the inflight entertainment experience for customers by adding more than 450 hours of Spotify audio and video content and award-winning, hit series from Apple TV for free on 150,000+ seatback screens. The airline achieved its highest inflight entertainment customer satisfaction scores among on-time passengers.
Operations
•United Express® had a record-setting year, with 134 days of zero cancellations.
•United's operation at Chicago O'Hare in 2025 outperformed its largest competitor for on-time arrival rates and a lower cancellation rate.
•In the fourth quarter, began operating out of the fifth additional gate at Chicago O'Hare assigned by the City of Chicago.
•Finalized deployment of updated check-in kiosks at all stations in 2025 for a more efficient check-in process, cutting an average of one minute per customer for tasks such as check-in, bag check and boarding pass printing.
•United purchased blended sustainable aviation fuel for use at Houston, Newark, and Washington Dulles airports in 2025, growing its SAF use to six hubs.
Network
•United carried more than 181 million revenue passengers in 2025, beginning service on 29 domestic and Canadian routes and adding 13 new international destinations to its industry-leading network.
•United continued to expand its industry-leading international network in 2025 including new flights that made it the only U.S. airline to serve Bangkok, Thailand; Adelaide, Australia; Tepic, Mexico; and Ho Chi Minh City, Vietnam.
•Announced plans to inaugurate service to Bari, Italy; Santiago de Compostela, Spain; Glasgow, Scotland; and Split, Croatia in 2026. United also plans new routes from Newark to Seoul, South Korea; and Washington-Dulles to Reykjavik, Iceland.
Employees, Communities and Investments
•Together with MileagePlus members, United donated nearly 32 million miles to non-profit organizations around the world in the fourth quarter, including organizations providing relief to areas affected by Typhoons Tino and Uwan and Hurricane Melissa.
•In the fourth quarter, United carried 85 tons of aid and mobilized nearly 400 responders, providing $1.3 million in transportation savings to 49 NGOs globally, in addition to supporting 22 response and recovery

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
programs in 14 countries including regions impacted by Hurricane Melissa and the Pacific Northwest floods. United also provided $225,000 to local food bank partners during the quarter.
•More than 10,000 United employees volunteered more than 33,000 hours in 2025 through their business resource groups for employee development and community.
•In 2025, United grew its Special Olympics Service Ambassador program to six of its hubs, with 24 active ambassadors supporting customers.
•United Airlines Ventures, which invests in start-ups developing innovative technologies advancing the aviation industry, announced investments in aerospace companies JetZero and AstroMechanica and travel experience and customer engagement companies Dfinitiv and Mindtrip.

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
Earnings Call
UAL will hold a conference call to discuss fourth-quarter and full-year 2025 financial results, as well as its financial and operational outlook for the first-quarter 2026 and beyond, on Wednesday, January 21, 2026 at 9:30 a.m. CST/10:30 a.m. EST. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website.
Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release to the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items, including providing certain first quarter and full year 2026 financial targets, during the quarterly earnings conference call.

The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
At United, Good Leads The Way. With hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website and Social Media Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance (including financial guidance), reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information (including financial guidance) and for complying with our disclosure obligations under Regulation FD. We encourage investors, the media and others interested in the company to visit this website from time to time, as information is updated and new information is posted. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. Our executive officers may also use certain social media channels, such as X and LinkedIn, to communicate information about earnings results and company updates, which may be of interest to our investors or could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, goals, plans and projections regarding the company's financial position, results of operations, capital allocation and investments, market position, airline capacity, fleet plan strategy, fares, announced routes (which may be subject to government approval), booking trends, product development, corporate citizenship-related strategy initiatives and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned," "on track", "path" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: execution risks associated with our strategic operating plan; changes in our fleet and network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into aircraft orders on less favorable terms, as well as any inability to accept or integrate new aircraft into our fleet as planned, including as a result of any mandatory groundings of aircraft; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions, or related exposures to unknown liabilities or other issues or underperformance as compared to our expectations; adverse publicity, increased regulatory scrutiny, harm to our brand, reduced travel demand, potential tort liability and operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft, engines and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constraints at our hubs or other airports (including as a result of government shutdowns); geopolitical conflict, terrorist attacks or security events (including the suspension of our overflying in Russian airspace as a result of the Russia-Ukraine military conflict and interruptions of our flying as a result of the military conflicts in the Middle East and South America, as well as any escalation of the broader economic consequences of any conflicts beyond their current scope or a delay in any planned resumption of service to area impacted by conflict); any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, these technologies or systems; increasing privacy, data security and cybersecurity obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions or regulatory compliance costs on our operations or financial performance; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or agreement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel; the impacts of our significant amount of financial leverage from fixed obligations and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage; risks relating to our repurchase program for shares of common stock and certain warrants exercisable for common stock; and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and under "Economic and Market Factors" and "Governmental Actions" in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations, of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
among current, past and future periods. Non-GAAP financial measures typically have exclusions or adjustments that include one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded because the company believes they neither relate to the ordinary course of the company's business nor reflect the company's underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

Change in Presentation:
In the first quarter of 2025, the Company changed its rounding presentation to the nearest whole number in millions of reported amounts, except per share data or as otherwise designated. As such, certain columns and rows within the financial statements and tables presented may not sum due to rounding. Per unit amounts have been calculated from the underlying whole-dollar amounts. This change is not material and does not impact the comparability of our condensed consolidated financial statements.

-tables attached-

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
UNITED AIRLINES HOLDINGS, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except for percentage changes and per share data)	2025	2024		2025	2024
Operating revenue:
Passenger revenue	$13,926	$13,275	4.9	$53,438	$51,829	3.1
Cargo	490	521	(6.0)	1,779	1,743	2.1
Other operating revenue	981	899	9.1	3,853	3,491	10.4
Total operating revenue	15,397	14,695	4.8	59,070	57,063	3.5

Operating expense:
Salaries and related costs	4,524	4,325	4.6	17,647	16,678	5.8
Aircraft fuel	2,923	2,676	9.2	11,396	11,756	(3.1)
Landing fees and other rent	1,013	901	12.4	3,849	3,437	12.0
Aircraft maintenance materials and outside repairs	919	809	13.6	3,294	3,063	7.5
Depreciation and amortization	748	759	(1.4)	2,939	2,928	0.4
Regional capacity purchase	681	668	2.0	2,693	2,516	7.0
Distribution expenses	571	551	3.5	2,109	2,231	(5.5)
Aircraft rent	79	45	76.4	252	193	30.4
Special charges	(8)	68	NM	259	112	NM
Other operating expenses	2,560	2,390	7.1	9,919	9,053	9.6
Total operating expense	14,011	13,192	6.2	54,356	51,967	4.6

Operating income	1,386	1,503	(7.8)	4,713	5,096	(7.5)

Nonoperating income (expense):
Interest expense	(324)	(369)	(12.1)	(1,373)	(1,629)	(15.7)
Interest income	137	172	(20.1)	611	726	(15.9)
Interest capitalized	54	53	2.4	206	227	(9.3)
Unrealized gains (losses) on investments, net	13	(39)	NM	4	(199)	NM
Miscellaneous, net	59	(13)	NM	144	(53)	NM
Total nonoperating expense, net	(61)	(196)	(68.8)	(408)	(928)	(56.1)

Income before income taxes	1,325	1,307	1.4	4,306	4,168	3.3

Income tax expense	281	322	(12.7)	953	1,019	(6.5)
Net income	$1,044	$985	6.0	$3,353	$3,149	6.5

Earnings per share, diluted	$3.19	$2.95	8.1	$10.20	$9.45	7.9
Diluted weighted-average shares outstanding	327.0	334.5	(2.2)	328.5	333.2	(1.4)
NM-Greater than 100% change or otherwise not meaningful.
 `

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS (UNAUDITED)
Information is as follows (in millions, except for percentage changes):

	4Q 2025 Passenger Revenue	Passenger Revenue vs. 4Q 2024	Passenger Revenue per Available Seat Mile ("PRASM") vs. 4Q 2024	Yield vs. 4Q 2024	Available Seat Miles ("ASMs" or "capacity") vs. 4Q 2024	4Q 2025 ASMs	4Q 2025 Revenue Passenger Miles ("RPMs")
Domestic	$8,301	2.0%	(1.9%)	(0.5%)	4.0%	45,230	37,442

Europe	2,274	8.7%	1.3%	1.6%	7.3%	13,945	11,336
Middle East/India/Africa	410	58.7%	1.7%	1.1%	56.0%	2,746	2,252
Atlantic	2,683	14.2%	0.9%	1.1%	13.1%	16,690	13,588
Pacific	1,626	10.1%	4.2%	(0.2%)	5.7%	12,195	9,670
Latin America	1,317	0.5%	(7.6%)	(4.8%)	8.7%	9,249	7,545
International	5,626	9.5%	(0.1%)	(0.6%)	9.6%	38,134	30,803

Consolidated	$13,926	4.9%	(1.4%)	(0.9%)	6.5%	83,365	68,246

Select operating statistics are as follows:

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
	2025	2024			2025	2024
Passengers (thousands) (a)	45,679	44,344	3.0		181,053	173,603	4.3
RPMs (millions) (b)	68,246	64,463	5.9		271,619	258,503	5.1
ASMs (millions) (c)	83,365	78,298	6.5		330,284	311,185	6.1
Passenger load factor: (d)
Consolidated	81.9%	82.3%	(0.4)	pts.	82.2%	83.1%	(0.9)	pts.
Domestic	82.8%	83.9%	(1.1)	pt.	83.2%	85.1%	(1.9)	pts.
International	80.8%	80.3%	0.5	pts.	81.1%	80.6%	0.5	pts.
PRASM (cents)	16.71	16.95	(1.4)		16.18	16.66	(2.9)
Total revenue per available seat mile ("TRASM") (cents)	18.47	18.77	(1.6)		17.88	18.34	(2.5)
Average yield per RPM (cents) (e)	20.41	20.59	(0.9)		19.67	20.05	(1.9)
Cargo revenue ton miles (millions) (f)	963	981	(1.9)		3,626	3,604	0.6
Aircraft in fleet at end of period	1,490	1,406	6.0		1,490	1,406	6.0
Average stage length (miles) (g)	1,477	1,450	1.9		1,488	1,490	(0.2)
Employee headcount, as of December 31 (thousands)	113.2	107.3	5.5		113.2	107.3	5.5
Cost per ASM ("CASM") (cents)	16.81	16.85	(0.3)		16.46	16.70	(1.5)
CASM-ex (cents) (h)	12.94	12.89	0.4		12.64	12.58	0.4
Average aircraft fuel price per gallon	$2.49	$2.40	3.6		$2.44	$2.65	(7.8)
Fuel gallons consumed (millions)	1,175	1,115	5.4		4,663	4,444	4.9
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each RPM flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average distance a flight travels weighted for size of aircraft.
(h) CASM-ex is CASM less the impact of fuel expense, profit sharing, special charges and third-party business expenses. See NON-GAAP FINANCIAL INFORMATION for a reconciliation of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
UNITED AIRLINES HOLDINGS, INC.
1 NON-GAAP FINANCIAL INFORMATION UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages, ratios and earnings per share amounts presented are calculated from the underlying amounts.
CASM-ex: CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel expense, and profit sharing. UAL believes that adjusting for special charges is useful to investors because those items are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
Adjusted EBITDA and Adjusted EBITDAR: We calculate Adjusted EBITDA by adding interest, taxes, depreciation and amortization to net income and adjusting for special charges, nonoperating unrealized (gains) losses on investments, net and nonoperating debt extinguishment and modification fees. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance. Effective January 1, 2025, Adjusted EBITDA is further adjusted by the fixed portion of operating lease expense, instead of solely aircraft rent as was the case historically, to calculate Adjusted EBITDAR. We believe this change provides investors with enhanced comparability to peers and better reflects our performance. The change in EBITDAR calculation methodology does not represent a change in management's expectations. Prior period amounts have been recast to conform to the current period presentation.
Adjusted Capital Expenditures: UAL believes that adjusting capital expenditures for assets acquired through the issuance or modification of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures.
Free Cash Flow: Effective January 1, 2025, we define free cash flow as the sum of net cash from operating activities and net cash from investing activities, adjusted for the net change in short-term investments and the net change in restricted cash. We believe adjusting for short-term investments and restricted cash activity provides investors a better understanding of the company's free cash flow generated by our core operations. The change in free cash flow calculation methodology does not represent a change in management's expectations. We believe this change provides investors with enhanced comparability to peers and better reflects our performance. Prior period amounts have been recast to conform to the current period presentation.
Free Cash Conversion: Free cash conversion is a non-GAAP financial measure that is equal to free cash flow divided by adjusted net income. UAL provides free cash conversion because it provides a better understanding of the company's free cash flow generated by our core operations relative to our profitability. We are not providing a target for or a reconciliation to net cash provided by operating activities or net income, the most directly comparable GAAP measures, because we are unable to predict the excluded items contained in the GAAP measure without unreasonable efforts, and therefore we also are not able to determine the probable significance of such items.
Adjusted Total Debt and Adjusted Net Debt: Adjusted total debt is a non-GAAP financial measure that includes current and long-term debt, finance lease obligations and other financial liabilities, current and noncurrent operating lease obligations and noncurrent pension and postretirement obligations. Adjusted net debt is adjusted total debt minus cash, cash equivalents and short-term investments. UAL provides adjusted total debt and adjusted net debt because we believe these measures provide useful supplemental information for assessing the company's debt and debt-like obligation profile.
Net Leverage: Net leverage is a non-GAAP financial measure that is equal to adjusted net debt divided by trailing twelve month Adjusted EBITDAR. UAL provides net leverage because we believe it provides useful supplemental information for assessing the company's debt level. See the above descriptions of Adjusted Net Debt and Adjusted EBITDAR.

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
CASM-ex (in cents, except for percentage changes)	2025	2024		2025	2024
CASM (GAAP)	16.81	16.85	(0.3)	16.46	16.70	(1.5)
Fuel expense	3.51	3.42	2.5	3.45	3.77	(8.5)
Profit sharing	0.29	0.37	(20.8)	0.21	0.23	(7.4)
Third-party business expenses	0.08	0.08	(4.3)	0.08	0.08	(0.3)
Special charges	(0.01)	0.09	NM	0.08	0.04	NM
CASM-ex (Non-GAAP)	12.94	12.89	0.4	12.64	12.58	0.4

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended December 31,		Year Ended December 31,
Adjusted EBITDA and Adjusted EBITDAR (in millions)	2025	2024	2025	2024
Net income (GAAP)	$1,044	$985	$3,353	$3,149
Adjusted for:
Depreciation and amortization	748	759	2,939	2,928
Interest expense, net of capitalized interest and interest income	133	144	556	676
Income tax expense	281	322	953	1,019
Special charges (credits)	(8)	68	259	112
Nonoperating unrealized (gains) losses on investments, net	(13)	39	(4)	199
Nonoperating debt extinguishment and modification fees	—	18	20	128
Adjusted EBITDA (non-GAAP)	$2,185	$2,335	$8,076	$8,211
Adjusted EBITDA margin (non-GAAP)	14.2%	15.9%	13.7%	14.4%

Adjusted EBITDA (non-GAAP)	$2,185	$2,335	$8,076	$8,211
Fixed portion of operating lease expense	239	211	894	855
Adjusted EBITDAR (non-GAAP) (a)	$2,424	$2,546	$8,969	$9,066

(a) The prior period has been recast to conform to current period presentation.

	Three Months Ended December 31,		Year Ended December 31,
Adjusted Capital Expenditures (in millions)	2025	2024	2025	2024
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$1,890	$1,675	$5,874	$5,615
Property and equipment acquired through the issuance or modification of debt, finance leases and other financial liabilities	26	565	(25)	409
Operating leases converted to finance leases	—	144	417	239
Adjusted capital expenditures (Non-GAAP)	$1,916	$2,384	$6,266	$6,263

	Three Months Ended December 31,		Year Ended December 31,
Free Cash Flow (in millions) (a)	2025	2024	2025	2024
Net cash provided by operating activities (GAAP)	$1,286	$2,224	$8,431	$9,445
Net cash used in investing activities (GAAP)	(1,565)	(1,715)	(6,350)	(2,651)
Adjusted for:
Net change in short-term investments	(302)	354	591	(2,623)
Net change in restricted cash	2	38	38	99
Free cash flow (Non-GAAP)	$(579)	$901	$2,710	$4,270

(a) The prior period has been recast to conform to current period presentation.

	December 31,		Increase/ (Decrease)
Adjusted Total Debt, Adjusted Net Debt and Net Leverage (in millions)	2025	2024
Debt, finance lease obligations and other financial liabilities - current and noncurrent (GAAP)	$24,988	$28,656	$(3,668)
Operating lease obligations - current and noncurrent	6,048	4,977	1,071
Pension and postretirement liabilities - noncurrent	1,058	1,233	(175)
Adjusted total debt (Non-GAAP)	$32,094	$34,866	(2,772)
Less: Cash and cash equivalents	5,942	8,769	(2,827)
Short-term investments	6,298	5,706	592
Adjusted net debt (Non-GAAP)	$19,854	$20,391	(537)
Net leverage (Non-GAAP) (a)	2.2	2.2	—	pts.
(a) The prior period has been recast to conform to current period presentation.

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
(in millions, except for percentage changes and per share data)	2025	2024			2025	2024
Operating expenses (GAAP)	$14,011	$13,192	6.2		$54,356	$51,967	4.6
Special charges (credits)	(8)	68	NM		259	112	NM
Operating expenses, excluding special charges	14,018	13,124	6.8		54,098	51,855	4.3
Adjusted to exclude:
Fuel expense	2,923	2,676	9.2		11,396	11,756	(3.1)
Profit sharing	244	294	(17.0)		704	713	(1.3)
Third-party business expenses	64	63	1.3		263	246	7.1
Adjusted operating expenses (Non-GAAP)	$10,788	$10,091	6.9		$41,735	$39,140	6.6

Operating income (GAAP)	$1,386	$1,503	(7.8)		$4,713	$5,096	(7.5)
Special charges (credits)	(8)	68	NM		259	112	NM
Adjusted operating income (Non-GAAP)	$1,378	$1,571	(12.3)		$4,972	$5,208	(4.5)

Operating margin	9.0%	10.2%	(1.2)	pts.	8.0%	8.9%	(1.0)	pt.
Adjusted operating margin (Non-GAAP)	9.0%	10.7%	(1.7)	pts.	8.4%	9.1%	(0.7)	pts.

Pre-tax income (GAAP)	$1,325	$1,307	1.4		$4,306	$4,168	3.3
Adjusted to exclude:
Special charges (credits)	(8)	68	NM		259	112	NM
Unrealized (gains) losses on investments, net	(13)	39	NM		(4)	199	NM
Debt extinguishment and modification fees	—	18	NM		20	128	NM
Adjusted pre-tax income (Non-GAAP)	$1,304	$1,432	(8.9)		$4,580	$4,607	(0.6)

Pre-tax margin (GAAP)	8.6%	8.9%	(0.3)	pts.	7.3%	7.3%	—	pts.
Adjusted pre-tax margin (Non-GAAP)	8.5%	9.7%	(1.3)	pts.	7.8%	8.1%	(0.3)	pts.

Net income (GAAP)	$1,044	$985	6.0		$3,353	$3,149	6.5
Adjusted to exclude:
Special charges (credits)	(8)	68	NM		259	112	NM
Unrealized (gains) losses on investments, net	(13)	39	NM		(4)	199	NM
Debt extinguishment and modification fees	—	18	NM		20	128	NM
Income tax benefit on adjustments, net	(9)	(20)	NM		(136)	(54)	NM
Adjusted net income (Non-GAAP)	$1,014	$1,090	(7.0)		$3,491	$3,534	(1.2)

Diluted earnings per share (GAAP)	$3.19	$2.95	8.1		$10.20	$9.45	7.9
Adjusted to exclude:
Special charges (credits)	(0.02)	0.20	NM		0.79	0.33	NM
Unrealized (gains) losses on investments, net	(0.04)	0.11	NM		(0.01)	0.60	NM
Debt extinguishment and modification fees	—	0.06	NM		0.06	0.39	NM
Income tax benefit on adjustments, net	(0.03)	(0.06)	NM		(0.42)	(0.16)	NM
Adjusted diluted earnings per share (Non-GAAP)	$3.10	$3.26	(4.9)		$10.62	$10.61	0.1

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2025 (UNAUDITED)	December 31, 2024
ASSETS
Cash and cash equivalents	$5,942	$8,769
Short-term investments	6,298	5,706
Receivables, net	2,391	2,163
Aircraft fuel, spare parts and supplies, net	1,556	1,572
Prepaid expenses and other	671	673
Total current assets	16,857	18,883
Operating property and equipment, net	46,121	42,908
Operating lease right-of-use assets	4,958	3,815
Goodwill	4,527	4,527
Intangible assets, net	2,655	2,683
Investments in affiliates and other, net	1,330	1,267
Total noncurrent assets	59,591	55,200
Total assets	$76,448	$74,083

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$4,567	$4,193
Accrued salaries and benefits	3,900	3,289
Advance ticket sales	8,131	7,561
Frequent flyer deferred revenue	3,721	3,403
Current maturities of long-term debt, finance leases, and other financial liabilities	4,426	3,453
Current maturities of operating leases	631	467
Other	757	948
Total current liabilities	26,133	23,314
Long-term debt, finance leases, and other financial liabilities	20,562	25,203
Long-term obligations under operating leases	5,417	4,510
Frequent flyer deferred revenue	4,056	4,038
Pension and postretirement benefit liability	1,058	1,233
Deferred income taxes	2,463	1,580
Other	1,478	1,530
Total noncurrent liabilities	35,033	38,094
Total stockholders' equity	15,282	12,675
Total liabilities and stockholders' equity	$76,448	$74,083

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(in millions)	Year Ended December 31,
	2025	2024
Operating Activities:
Net cash provided by operating activities	$8,431	$9,445

Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(5,874)	(5,615)
Purchases of short-term and other investments	(7,763)	(5,809)
Proceeds from sale of short-term and other investments	7,284	8,661
Proceeds from sale of property and equipment	98	109
Other, net	(96)	3
Net cash used in investing activities	(6,350)	(2,651)

Financing Activities:
Proceeds from issuance of debt and other financial liabilities, net of discounts and fees	578	6,139
Payments of long-term debt, finance leases and other financial liabilities	(4,771)	(10,138)
Repurchases of common stock	(637)	(162)
Other, net	(115)	(21)
Net cash used in financing activities	(4,945)	(4,182)
Net increase (decrease) in cash, cash equivalents and restricted cash	(2,865)	2,612
Cash, cash equivalents and restricted cash at beginning of year	8,946	6,334
Cash, cash equivalents and restricted cash at end of year	$6,081	$8,946

Investing and Financing Activities Not Affecting Cash:
Right-of-use assets acquired or modified through operating leases	$1,901	$625
Property and equipment acquired through the issuance or modification of debt, finance leases and other financial liabilities	(25)	409
Operating leases converted to finance leases	417	239
Investment interests received in exchange for loans, goods and services	45	24

(a) The following table provides a reconciliation of cash, cash equivalents and restricted cash to amounts reported within the condensed consolidated balance sheets:

Cash and cash equivalents	$5,942	$8,769
Restricted cash in Prepaid expenses and other	—	11
Restricted cash in Investments in affiliates and other, net	139	166
Total cash, cash equivalents and restricted cash	$6,081	$8,946

United Airlines Reports Fourth-Quarter and Full-Year 2025 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges (credits) and unrealized (gains) losses on investments, net include the following:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Operating:
Labor contract ratification bonuses	$—	$—	$561	$—
(Gains) losses on sale of assets and other special charges	(8)	68	(303)	$112
Total operating special charges (credits)	(8)	68	259	112

Nonoperating:
Nonoperating unrealized (gains) losses on investments, net	(13)	39	(4)	199
Nonoperating debt extinguishment and modification fees	—	18	20	128
Total nonoperating special charges (credits) and unrealized (gains) losses on investments, net	(13)	57	16	327
Total operating and nonoperating special charges (credits) and unrealized (gains) losses on investments, net	(21)	125	274	439
Income tax benefit, net of valuation allowance	(9)	(20)	(136)	(54)
Total operating and nonoperating special charges (credits) and unrealized (gains) losses on investments, net of income taxes	$(30)	$105	$138	$385
Operating and nonoperating special charges (credits) and unrealized (gains) losses on investments included the following:
During 2025, the company recorded a $561 million special charge in connection with a labor contract ratification bonus for the company's employees represented by the Association of Flight Attendants.
During 2025, the company recorded $303 million of net gains on sale of assets and other special charges, which were primarily comprised of $427 million of gains on various aircraft sale-leaseback transactions, partially offset by $125 million in other charges mainly consisting of certain one-time expenses related to an agreement the company entered into in connection with the merger between Mesa Air Group, Inc. and Republic Airways Holdings Inc. and write-offs related to various cancelled projects.
During 2025, the company recorded $20 million of charges related to the prepayment in full of the outstanding principal balance of the MileagePlus senior secured notes in July 2025.
During 2024, the company recorded $128 million of charges related to the prepayment in full of the outstanding principal balance of the MileagePlus term loan in July 2024, the refinancing of its 2021 term loans in February 2024 and a partial prepayment of the 2024 term loans.
Effective tax rate:
The company's effective tax rates were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Effective tax rate	21.2%	24.6%	22.1%	24.4%
The provision for income taxes is based on the estimated annual effective tax rate, which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items. The decrease in the effective tax rate in the three and twelve months ended December 31, 2025, as compared to the same period in 2024, was primarily due to a release of valuation allowance related to realized capital gains.
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